Exhibit 99.1

NEWS RELEASE	For Immediate Release

Media Contacts:	Investor Contact:
Shannon Bennett	Eric Rychel
216.910.3664	216.910.3229
shannon.bennett@aleris.com	eric.rychel@aleris.com

Jason Saragian
216.910.3670
jason.saragian@aleris.com

ALERIS TO SELL ITS RECYCLING AND SPECIFICATION ALLOY BUSINESSES
TO SIGNATURE GROUP HOLDINGS

CLEVELAND, OH – October 17, 2014 – Aleris announced today that it has signed a definitive agreement to sell its North American and European Recycling and Specification Alloys businesses to an affiliate of Signature Group Holdings. The sale includes 18 production facilities in North America and six in Europe. The facilities offer a wide range of metal recycling services and specification alloy products. Signature has agreed to pay an aggregate of $525 million for the businesses in the form of $465 million in cash with the remainder in cash and preferred shares of Signature Group Holdings, subject to customary post-closing adjustments. Aleris’ decision to divest the businesses follows a strategic review process that was announced in April.

“The sale of the recycling and specification alloys businesses will result in a stronger, more focused Aleris that will have greater flexibility to concentrate resources in the areas with the highest growth potential,” Steve Demetriou, Aleris chairman and CEO said. “We have made a number of significant investments in our rolled products business over the past few years to serve the automotive, aerospace, and building and construction industries, and remain committed to strengthening our position in these key markets.”

The company’s rolled products business has been the focal point for numerous growth initiatives. Aleris recently announced the expansion of its Lewisport, Kentucky, facility to serve the global automotive industry, and earlier this year completed the acquisition of Nichols Aluminum, which included four rolled products facilities in North America that serve a variety of industries including building and construction. Last year, the company unveiled its world-class aerospace plate mill in Zhenjiang, China, and a new automotive facility in Duffel, Belgium.

“The recycling and specification alloys businesses are profitable businesses led by a talented leadership team that have delivered strong operational performance. We are pleased that we have found a buyer that we believe will be an exceptional partner for the future growth of these businesses, and look forward to maintaining a strong commercial relationship as they will continue to be an important supplier for Aleris,” Demetriou added.

The transaction is expected to close in the coming months following customary regulatory approvals and closing conditions. The company remains committed to providing the highest level of service to its recycling and specification alloys customers through the transition period.

Credit Suisse and KeyBanc Capital Markets, Inc. acted as financial advisors to Aleris. Fried, Frank, Harris, Shriver and Jacobson, LLP acted as legal advisors.

About Aleris
Aleris is a privately held, global leader in aluminum rolled products and extrusions, aluminum recycling and specification alloy production. Headquartered in Cleveland, Ohio, Aleris currently operates more than 40 production facilities in North America, Europe and Asia. For more information, visit www.aleris.com.

Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of the federal securities laws. Statements about our beliefs and expectations and statements containing the words “may,” “could,” “would,” “should,” “will,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “look forward to,” “intend” and similar expressions intended to connote future events and circumstances constitute forward-looking statements. Forward-looking statements include statements about, among other things, future costs and prices of commodities, production volume, industry trends, demand for our products and services, anticipated cost savings, anticipated benefits from new products or facilities, and projected results of operations.  Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in or implied by any forward-looking statement. Some of the important factors that could cause actual results to differ materially from those expressed or implied by forward-looking statements include, but are not limited to, the following: (1) our ability to successfully implement our business strategy; (2) the cyclical nature of the aluminum industry, material adverse changes in the aluminum industry or our end-use segments, such as global and regional supply and demand conditions for aluminum and aluminum products, and changes in our customers’ industries; (3) our ability to fulfill our substantial capital investment requirements; (4) variability in general economic conditions on a global or regional basis; (5) our ability to retain the services of certain members of our management; (6) our ability to enter into effective metal, natural gas and other commodity derivatives or arrangements with customers to manage effectively our exposure to commodity price fluctuations and changes in the pricing of metals, especially London Metal Exchange-based aluminum prices; (7) our internal controls over financial reporting and our disclosure controls and procedures may not prevent all possible errors that could occur; (8) increases in the cost of raw materials and energy; (9) the loss of order volume from any of our largest customers; (10) our ability to retain customers, a substantial number of whom do not have long-term contractual arrangements with us; (11) our ability to generate sufficient cash flows to fund our capital expenditure requirements and to meet our debt service obligations; (12) competitor pricing activity, competition of aluminum with alternative materials and the general impact of competition in the industry segments we serve; (13) risks of investing in and conducting operations on a global basis, including political, social, economic, currency and regulatory factors; (14) current environmental liabilities and the cost of compliance with and liabilities under health and safety laws; (1

5) labor relations (i.e., disruptions, strikes or work stoppages) and labor costs; (16) our levels of indebtedness and debt service obligations, including changes in our credit ratings, material increases in our cost of borrowing or the failure of financial institutions to fulfill their commitments to us under committed credit facilities; (17) our ability to access the credit and capital markets; (18) the possibility that we may incur additional indebtedness in the future; (19) limitations on operating our business as a result of covenant restrictions under our indebtedness and our ability to pay amounts due under the Senior Notes; (20) the sale transaction contemplated by the press release (including the possibility that the transaction may not close or that, if a transaction does close, Aleris may not realize the anticipated benefits from such transaction); and (21) other factors discussed in our filings with the Securities and Exchange Commission, including the sections entitled “Risk Factors” contained therein. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether in response to new information, future events or otherwise, except as otherwise required by law.